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                                                                   EXHIBIT 10.09


                                February 29, 2000

William J. Gardner, Jr.

          Re:  Employment Agreement

Dear Bill:

          On behalf of DoveBid, Inc. ("DoveBid"), I am pleased and delighted to confirm the terms of our agreement for you to become a full-time DoveBid employee (the "Agreement").

          Your title and position with DoveBid initially will be as Vice President of Sales, and your primary responsibility will be to generate leads and sign on-site and on-line auctions on behalf of DoveBid, to supervise DoveBid's salespeople, and to source content, i.e. capital and surplus assets, for resale on DoveBid's website located at www.dovebid.com (the "Website"). Your duties will be as assigned by DoveBid's President of Auction Services, or his or her designee. DoveBid may amend your title, duties and responsibilities and the person to whom you report from time to time in its discretion. Your employment will commence on the Closing (as that term is defined in that certain Member Interest Purchase Agreement dated of even date herewith among DoveBid, Greenwich Industrial Services, LLC, a Connecticut limited liability company ("Greenwich"), you and the other members of Greenwich (the "MIPA").

          Your initial base salary will be $200,000 per year, which will be paid in accordance with DoveBid's normal payroll procedures. Also, you will be eligible for a year-end bonus up to 50% of your base salary, determined by DoveBid in its discretion in January, and payable on or about DoveBid's fiscal year. All payments to you will be subject to legally required withholding. It is DoveBid's policy to review and adjust compensation levels periodically.

          In addition to your base salary, you will be eligible to participate in the employee benefits generally made available to our full-time employees from time to time. At the present time, those benefits include health and dental insurance, life insurance, vacation and sick pay in accordance with applicable benefit plans and DoveBid's written policies, as they may be amended from time to time in DoveBid's discretion.

          Subject to approval by the Board of Directors of the Company, DoveBid also is pleased to confirm that your compensation package will include an incentive stock option for 160,000 shares of DoveBid's common stock with an exercise price per share equal to $2.67 per share. Your stock options will be subject to the terms of DoveBid's 1999 Employee Stock Option Plan (the Plan includes vesting restrictions, restrictions on exercise and restrictions on transfer of shares) and will be conditioned on your execution of an Employee Stock Option Agreement related to your options.

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William J. Gardner, Jr.
February 29, 2000
Page 2


          As a condition of your employment, you will be expected to comply with all DoveBid's policies and procedures, as may be modified from time to time in DoveBid's discretion (including our policies protecting other employees against discrimination and sexual harassment). Please refer to DoveBid's Employee Handbook for details regarding those policies and procedures. Also, you will execute DoveBid's Employee Confidentiality And Proprietary Information Agreement, a copy of which is attached.

          You will devote your best efforts to the performance of your job for DoveBid. During the term of your employment by DoveBid, you will devote your full time and attention to the business of DoveBid, as directed by DoveBid, and will not, without DoveBid's prior written consent, engage in any other business activity that would interfere with the performance of your job with DoveBid. In particular, during the term of your employment by DoveBid, you will not engage in any business competing with that of DoveBid, nor support (by way of investment or otherwise) any activity that is competitive with DoveBid's business or poses a conflict of interest with DoveBid's business. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. During the term of your employment, you will be expected, at a minimum, to generate leads for at least five (5) auctions per year or to successfully manage at least three full-time salespeople. This, of course, will be just a small portion of your total responsibilities.

          Your employment with DoveBid will be "at will"; in other words, either you or DoveBid will have the right to terminate your employment with DoveBid at any time in your or DoveBid's discretion. You should regard any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) as ineffective. Notwithstanding DoveBid's right of termination, DoveBid agrees that if it terminates you for any reason other than "Cause" or you leave with "Good Reason" (as each term is defined in the MIPA) at any time during the next three years, DoveBid will pay you severance equal to
(i) two months of your base pay salary (excluding any bonus) if you are terminated prior to the first anniversary of the day you start employment with DoveBid and (ii) an additional two months of your base pay salary (excluding any bonus) for each full year of employment you have completed with DoveBid, up to a maximum of six months of severance pay. In the event you are terminated for "Cause" and you do not leave with "Good Reason" (as each term is defined in the MIPA), you will not be entitled to any severance or other compensation in connection with your termination.

          In the event of a dispute between DoveBid and you arising out of your employment or the termination of your employment, we each agree to submit our dispute to binding arbitration in accordance with the Employment Dispute Resolutions Rules of the American Arbitration Association. This means that there will be no court or jury trial of disputes between us concerning your employment or the termination of your employment to the fullest extent permitted by law. While this agreement to arbitrate is intended to be broad (and covers, for example, claims under state and federal laws prohibiting discrimination on the basis of race, sex, age, disability, family leave, etc.) to the fullest extent permitted by law, it is not applicable to your rights under the California Workers' Compensation Law, which are governed under the special provisions of that law, or to enforcement of the attached agreement concerning confidential information and ownership of inventions.

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William J. Gardner, Jr.
February 29, 2000
Page 3


compensation which occur on a company-wide basis and which do not adversely affect you materially more than DoveBid's other employees generally, or (b) a requirement by DoveBid that you relocate your principal location of employment more than 100 miles from its current location, without your prior consent.

          However, if DoveBid defaults on its payment obligations under the Convertible Subordinated Promissory Note delivered to you contemporaneous with this Agreement, and fails to cure such default within a reasonable time, you may terminate your employment and be released from any non-competition obligations imposed under this Agreement, the attached Employee Confidentiality and Proprietary Information Agreement and/or the Agreement and Plan of Merger entered into among DoveBid, Greenwich Industrial Services and its Members.

          In the event of a dispute between DoveBid and you arising out of your employment or the termination of your employment, we each agree to submit our dispute to binding arbitration in accordance with the Employment Dispute Resolutions Rules of the American Arbitration Association. This means that there will be no court or jury trial of disputes between us concerning your employment or the termination of your employment to the fullest extent permitted by law. While this agreement to arbitrate is intended to be broad (and covers, for example, claims under state and federal laws prohibiting discrimination on the basis of race, sex, age, disability, family leave, etc.) to the fullest extent permitted by law, it is not applicable to your rights under the California Workers' Compensation Law, which are governed under the special provisions of that law, or to enforcement of the attached agreement concerning confidential information and ownership of inventions.

          Bill, we are very excited about your joining us. Please sign and return a copy of this letter and the attached Employee Confidentiality and Proprietary Information Agreement, keeping a copy of each for your records. The terms set forth in this letter are intended to supersede all prior agreements, undertakings and representations concerning the subject matter of this letter. This Agreement shall be governed by California law, without regard to conflicts of law principles.

          We look forward to you becoming a member of our team!

                                   Sincerely,

                                   /s/ Anthony Capobianco

                                   Anthony Capobianco
                                   Vice President and
                                   General Counsel


I understand and agree to the above terms.

        /s/ William J. Gardner Jr.
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          William J. Gardner Jr.

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                                  June 1, 2001

VIA FACSIMILE

William F. Gardner

     Re:  Modification of Employment Agreement

Dear Bill:

     By this letter, the parties intend to amend the terms of the Employment Agreement between you and DoveBid, Inc. dated February 29, 2000 (the "Agreement"), effective April 1, 2001, as follows:

     Your base salary will be $200,000 per year. You also will be eligible for a guaranteed minimum bonus of $100,000, if you meet the following conditions: 1) the Eastern Region, for which you are responsible, conducts at least 20 Auctions or Liquidations during the course of the calendar year; and 2) you successfully manage at least six full-time sales, operations and administrative staff members. This, of course, is in addition to your other normal responsibilities as determined by the President of Auction Services.

     Finally, you will receive a quarterly commission payment equal to 10% of all Eastern Region gross revenue in excess of $900,000. "Gross revenue" for purposes of calculating your commission means DoveBid's gross commission and buyer's premium received in connection with any Auctions/Liquidations originated and conducted by the Eastern Region for each calendar quarter. You and DoveBid agree to adjust this commission structure up or down in good faith in the event that the number of Account Executives in the Eastern Region changes during any quarter.

     All payments described above shall be made in accordance with DoveBid's normal payroll procedures.

     To indicate your agreement to this amendment, please sign this letter where indicated below and return a copy of the executed letter to me. Except as expressly provided above, the terms and conditions of the Employment Agreement remain in full force and effect, unmodified, as of the date of this letter.

     Please call me if you have any questions or if you need any additional information.

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                                            Yours very truly,

                                            DoveBid, Inc.


                                      By:   /s/ Anthony Capobianco
                                            Anthony Capobianco
                                            Vice President and General Counsel

I understand and agree to the above terms

         /s/ William Gardner
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           William Gardner